Exhibit 95

Mine Safety Disclosure Data

For the quarter ended September 30, 2023, there was one violation of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine health hazard under section 104 of the Federal Mine Safety and Health Act of 1977 (the “Act”), and four citations under section 104(a) of the Act which were not deemed significant and substantial. The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act was $3,437.00, which was paid on October 28, 2023.

We certify that no orders were issued under section 104(b) of such Act, no citations or orders were issued for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act, and there were no flagrant violations under section 110(b)(2) of the Act.

We certify that we had no mining-related fatalities during the quarter ended September 30, 2023.

We have not received an imminent danger order under Section 107(a) of the Federal Mine Safety and Health Act of 1977.

We have not received any notices of a pattern of violations, or of the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health and safety hazards.

We have no pending legal actions before the Federal Mine Safety and Health Review Commission as of September 30, 2023 and have not instituted any legal actions during the quarter ended September 30, 2023.